Exhibit 5.1

Goodwin Procter LLP Counselors at Law The New York Times Building 620 Eighth Avenue New York, NY 10018 T: 212.813.8800 F: 212.355.3333
August 19, 2010
L&L Acquisition Corp.
265 Franklin Street, 20th Floor
Boston, Massachusetts 02110

Re:	Securities Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-___) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by L&L Acquisition Corp., a Delaware corporation (the “Company”) of up to 5,750,000 units (the “Units”), including up to 750,000 Units purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, each Unit consisting of (i) one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 5,750,000 Shares (including up to 750,000 Shares included in the Units subject to the underwriters’ over-allotment option) and (ii) one warrant (each, a “Warrant”) to purchase one share of Common Stock, for an aggregate of up to 5,750,000 Warrants (including up to 750,000 Warrants included in the Units subject to the underwriters’ over-allotment option) to be issued under a Warrant Agreement to be executed by the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The Units are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).
     For purposes of the opinions expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares and the Warrant Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise,

L&L Acquisition Corp.
August 19, 2010

exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.
     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that when the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered and certificates representing the Units, the Shares, and the Warrants, in the forms of the specimen certificates filed as exhibits to the Registration Statement, have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar or, if uncertificated, valid book-entry notations therefor have been made in the appropriate registers of the Company, and have been delivered upon payment in full of the consideration payable with respect to the Units as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement (i) the Units will have been duly authorized; (ii) the Shares included in the Units will have been duly authorized and validly issued and will be fully paid and non-assessable; (iii) the Warrants included in the Units will constitute valid and legally binding obligations of the Company, and (iv) the Warrant Shares have been duly authorized and when issued upon exercise of the Warrants as contemplated therein, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP